UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Southside Bancshares, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SOUTHSIDE BANCSHARES, INC.
1201 South Beckham Avenue
Tyler, Texas 75701

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 17, 2008

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Southside Bancshares, Inc. (the “Company”) to be held at Willow Brook Country Club, 3205 West Erwin Street, Tyler, Texas, on Thursday, April 17, 2008 at 4:00 p.m., local time, for the purposes of considering and acting upon the following:

1.	Election of three members of the board of directors to serve until the Annual Meeting of Shareholders in 2011;

2.	Ratify the appointment by our Audit Committee of PricewaterhouseCoopers LLP to serve as the independent registered public accounting firm for the Company for the year ending December 31, 2008;

3.	Transaction of such other business that may properly come before the Annual Meeting or any adjournment thereof.

Management will also report on operations and other matters affecting the Company, as well as, respond to your questions.  After the meeting, the Company’s officers and directors will be available to answer your questions. Representatives from the Company’s independent registered public accounting firm are expected to be in attendance and available to answer your questions or make a statement if they so desire.

Only holders of common stock registered on the Company's books as owners of shares at the close of business on March 4, 2008 are entitled to vote at the annual meeting.

Your attendance and vote are important.  Please sign, date and return the enclosed proxy immediately in the envelope provided.  It is important that you sign and return the proxy, even if you actually plan to attend the meeting in person.  Your proxy may be revoked prior to the Annual Meeting by notice in writing to the Corporate Secretary at the Company’s principal office at any time, or by advising the Corporate Secretary at the Annual Meeting that you wish to revoke your proxy and vote your shares in person.

By Order of the Board of Directors,

/s/ B. G. Hartley
B. G. Hartley
Chairman of the Board

Tyler, Texas

March 11, 2008

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, IT IS REQUESTED THAT YOU PROPERLY EXECUTE AND PROMPTLY RETURN THE ENCLOSED FORM OF PROXY TO OUR TRANSFER AGENT, COMPUTERSHARE TRUST COMPANY, INC., IN THE ENCLOSED ADDRESSED ENVELOPE.

SOUTHSIDE BANCSHARES, INC.
1201 South Beckham Avenue
Tyler, Texas 75701

PROXY STATEMENT

FOR THE

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 17, 2008

TO OUR SHAREHOLDERS:

This proxy statement is being furnished to holders of the common stock of Southside Bancshares, Inc. (the "Company") in connection with the Company’s Annual Meeting of Shareholders (the "Annual Meeting") to be held on April 17, 2008, at 4:00 p.m. at Willow Brook Country Club, 3205 West Erwin Street, Tyler, Texas, and at any adjournments thereof, for the purposes of considering and acting upon the following:

1.	Election of three members of the board of directors to serve until the Annual Meeting of Shareholders in 2011;

2.	Ratify the appointment by our Audit Committee of PricewaterhouseCoopers LLP (“PwC”) to serve as the independent registered public accounting firm for the Company for the year ending December 31, 2008;

3.	Transactions of such other business that may properly come before the Annual Meeting or any adjournment thereof.

This Proxy Statement and applicable form of proxy, as well as, the Annual Report and Form 10-K of the Company for the year ended December 31, 2007, including financial statements, are first being sent to shareholders on or about March 11, 2008.

VOTING OF PROXY

If your proxy is executed and returned, it will be voted as you direct.  If no direction is provided, the proxy will be voted for the election of directors and the proxies will use their discretion with respect to voting on any other matters presented for a vote.  Additionally, if your proxy is executed and returned, it will be voted to approve the minutes of the last Annual Meeting.  This vote will not amount to a ratification of the action taken at that meeting nor will it indicate approval or disapproval of that action.

REVOCABILITY OF PROXY

Your proxy may be revoked prior to the Annual Meeting by notice in writing, to the Corporate Secretary at the Company’s principal office, located 1201 South Beckham Avenue, Tyler, Texas 75701, at any time, or by advising the Corporate Secretary at the Annual Meeting that you wish to revoke your proxy and vote your shares in person.  Your attendance at the Annual Meeting will not constitute automatic revocation of the proxy.

PERSONS MAKING THE SOLICITATION

The Company’s board of directors is soliciting the proxy.  The expense of soliciting your proxy will be borne entirely by the Company and no other person or persons will bear such costs either directly or indirectly.  Proxies will be solicited principally by mail, but may also be solicited by personal interview, telephone and email by directors, officers and employees of the Company who will receive no additional compensation.  The Altman Group, Inc. has been retained by the Company to assist in the solicitation of proxies for a fee of $20,000 plus expenses.

RECORD DATE AND OUTSTANDING SHARES

The Company’s board of directors has fixed the close of business on March 4, 2008 as the record date for determining the holders of common stock of the Company entitled to notice of and to vote at the Annual Meeting.  At the close of business on February 13, 2008, there were approximately 13,142,462 shares of common stock outstanding and eligible to be voted on each matter.  Each share of common stock carries one vote.

QUORUM AND VOTING RIGHTS

The approval of all proposals brought before the Annual Meeting requires that a quorum be present at the Annual Meeting.  The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum.  In the event that a quorum is not represented in person or by proxy at the Annual Meeting, a majority of shares represented at that time may adjourn the Annual Meeting to allow the solicitation of additional proxies or other measures to obtain a quorum.

Each shareholder is entitled to one vote on each proposal per share of common stock held as of the record date.  The election of three directors to serve until the 2011 Annual Meeting requires approval by a “plurality” of the votes cast by the shares of common stock entitled to vote in the election.  This means that the three nominees for director who receive the highest number of properly cast votes will be elected as directors even if those nominees do not receive a majority of the votes cast.  Shares represented by proxies that are marked “withhold” for the election of one or more director nominees or that are not voted (whether by abstention, broker non-vote or otherwise) will not be counted in determining the number of votes cast for those persons.

The ratification of PwC as the Company’s independent registered public accounting firm or any other matter that may properly come before the Annual Meeting requires approval by a majority of the votes cast by the shares of common stock entitled to vote in the election.

EFFECT OF WITHHOLD VOTES, ABSTENTIONS AND BROKER NON-VOTES

Shares represented at the Annual Meeting that are withheld or abstained from voting and broker non-votes will be considered present for purposes of determining a quorum at the Annual Meeting.  Shares represented by proxies that are marked “withhold” for the election of one or more director nominees or that are not voted (whether by abstention, broker non-vote or otherwise) will not be counted in determining the number of votes cast for those persons.  For all other proposals, abstentions will be included in vote totals and, as such, will have the same effect on proposals as a negative vote.  Broker non-votes (i.e., the submission of a proxy by a broker or nominee specifically indicating the lack of discretionary authority to vote on the matter), if any, will not be included in vote totals and, as such, will have no effect on any proposal.

ELECTION OF DIRECTORS
(PROPOSAL 1)

The board of directors is classified into three classes, two of which are comprised of three directors and one that is comprised of four directors, for a total of ten directors.  One class of directors is elected each year for a three-year term.  At the Annual Meeting, three directors are to be elected, each for a term of three years.  Under NASDAQ rules, a majority of the board of directors must be comprised of independent directors.  The board of directors has determined that each director nominated, except Mr. Dawson, is independent under NASDAQ rules.

The three nominees identified below are nominees for election at the Annual Meeting for a three-year term expiring at the 2011 Annual Meeting:

•	Sam Dawson
•	Melvin B. Lovelady
•	William Sheehy

All nominees and continuing directors are currently directors of the Company and its subsidiary Southside Bank and Messrs. Dawson and Hartley also serve as directors of the Company’s subsidiary Fort Worth National Bank.  For biographical information on the nominee, please see “Information About Our Executive Officers, Directors and Nominees.”

Unless otherwise instructed, proxies received in response to this solicitation will be voted in favor of the election of the persons nominated by the Nominating Committee for directors of the Company.  While it is not expected that any of the nominees will be unable to qualify or accept office, if for any reason one or more shall be unable to do so, the proxies will be voted for the substitute nominee(s) selected by the board of directors of the Company.

The board of directors recommends a vote FOR the election of each of the individuals nominated for election as a director.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
(PROPOSAL 2)

The audit committee of the board of directors has selected PwC to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2008 and to serve until the next annual meeting in April 2009.  PwC has served as the Company’s independent registered public accounting firm since 1991.  We have been advised by PwC that neither its firm nor any of its members had any financial interest, direct or indirect, in us nor has had any connection with us or any of our subsidiaries in any capacity other than independent auditors.  The board of directors recommends that you vote for the ratification of the selection of PwC.  Shareholder ratification of the selection of PwC as our independent registered public accounting firm is not required by our certificate of formation, bylaws or otherwise.  Nevertheless, the board of directors is submitting this matter to the shareholders as what we believe is a matter of good corporate practice.  If the shareholders do not ratify the appointment of PwC, then the appointment of an independent registered public accounting firm will be reconsidered by our audit committee.  Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it is determined that such a change would be in the best interest of the Company and its shareholders.  Representatives of PwC are expected to be present at the annual shareholders meeting, and they will have the opportunity to make a statement if they desire to do so, and to respond to appropriate questions.

The board of directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for the year 2008.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS, DIRECTORS AND NOMINEES

The following table sets forth information regarding our nominees for director, our continuing directors and our executive officers. Our board of directors is divided among three classes, with members of each class serving three-year terms.

NOMINEES FOR DIRECTORS TERMS TO EXPIRE AT THE 2011 ANNUAL MEETING	INITIAL ELECTION TO BOARD
SAM DAWSON (60) - Mr. Dawson is President and Secretary of the Company, having served in that capacity since 1998. He joined Southside Bank in 1974 and is currently President, Chief Operating Officer and a director of Southside Bank. He is a director of Fort Worth National Bank and East Texas Medical Center (“ETMC”) Hospital, Cancer Institute and ETMC Rehabilitation Hospital. He also serves as a director of the Camp Tyler Foundation.	1997
MELVIN B. LOVELADY (71) - Mr. Lovelady is a CPA.  He is a member of the American Institute of Certified Public Accountants, the Texas Society of Certified Public Accountants and the East Texas Chapter of the Texas Society of Certified Public Accountants.  He was a founding member of Henry & Peters Financial Services, LLC, organized in 2000 (now Bridge-Wealth Management, LLC).  He was an officer and shareholder of the accounting firm, Henry & Peters, PC from November 1987 through December 31, 2004.  Prior to joining Henry & Peters, PC, he was a partner in the accounting firm of Squyres Johnson Squyres & Co.  He is a member of the Development Board of the University of Texas at Tyler, the board of directors of the Tyler Junior College Foundation, the University of Texas at Tyler Foundation, the A. W. Riter, Jr. Family Foundation, the board of directors of the Hospice of East Texas, and a Trustee of the R. W. Fair Foundation.
2005
WILLIAM SHEEHY (67) - Mr. Sheehy retired December 31, 2006 as senior partner of the law firm of Wilson, Sheehy, Knowles, Robertson & Cornelius PC. Mr. Sheehy formerly served as outside counsel to the Company and Southside Bank and is a former director of the Texas Association of Bank Counsel.	1983

DIRECTORS CONTINUING UNTIL THE 2009 ANNUAL MEETING	INITIAL ELECTION TO BOARD
HERBERT C. BUIE (77) - Mr. Buie has been Chief Executive Officer of Tyler Packing Corporation, Inc., a meat-processing firm, since 1955. He serves on the Boards of Directors of the University of Texas Health Center at Tyler, the Development Board of Directors of the University of Texas at Tyler, the East Texas Regional Food Bank, the Salvation Army, Tyler Economic Development Council, Texas Chest Foundation and East Texas Communities Foundation.	1988
ROBBIE N. EDMONSON (76) - Mr. Edmonson is Vice Chairman of the Board of the Company, having served in that capacity since 1998. He joined Southside Bank as Vice President in 1968 and currently is Vice Chairman of the board of directors of Southside Bank and Chief Administrative Officer of Southside Bank.	1982
MICHAEL D. GOLLOB (75) - Mr. Gollob is a CPA. He is the founder of the certified public accounting firm of Gollob, Morgan, Peddy & Co., PC, having organized the firm in 1982. He retired January 1, 2005. He serves on the Development Board of the University of Texas Health Center at Tyler. He is a member of the American Institute of Certified Public Accountants and the Texas Society of Certified Public Accountants. He is also involved in timber and oil and gas investments.	1999
JOE NORTON (71) - Mr. Norton owns Norton Equipment Company and is a general partner in Norton Leasing Ltd., LLP. Mr. Norton served as President and was a principal shareholder of Norton Companies of Texas, Inc. for 25 years. He also owned W. D. Norton, Inc. d/b/a Overhead Door, for 16 years.	1988

DIRECTORS CONTINUING UNTIL THE 2010 ANNUAL MEETING	INITIAL ELECTION TO BOARD
ALTON CADE (71) - Mr. Cade was the co-owner and President of Cade’s Building Materials from 1975 until his retirement on January 1, 2007. He is the President and owner of Cochise Company, Inc., a real estate and investment company he formed in 1960. In addition, he is the managing partner of a family ranch and investment company. He has served as an Elder/Trustee of Glenwood Church of Christ since 1977.	2003
B. G. HARTLEY (78) - Mr. Hartley became Chairman of the Board of the Company in 1983.  He is also the Chief Executive Officer of the Company and Chairman of the Board and Chief Executive Officer of Southside Bank, having served as Southside Bank's Chief Executive Officer since its opening in 1960.  He is a director of Fort Worth National Bank and he is a current member of the Administrative Counsel of the American Bankers Association (“ABA”) Government Relations Committee, a former member of the ABA Board of Directors and past Chairman of the ABA National BankPac Committee, a member of the board of directors of East Texas Medical Center Regional Healthcare Systems and past Chairman of the Texas Taxpayers and Research Association.  He is also a member of the Development Boards of the University of Texas at Tyler, and the University of Texas Health Center at Tyler.
1982
PAUL W. POWELL (74) - Mr. Powell is Dean Emeritus of the Truett Theological Seminary at Baylor University, where he also served as Dean and Special Assistant to the University President. He serves as an Officer of the Robert M. Rogers Foundation and has also served as Chairman of the Board of Trinity Mother Frances Health System. In addition, he served as President and Chief Executive Officer of the Southern Baptist Annuity Board and was also pastor of Green Acres Baptist Church, Tyler.	1999

NAMED EXECUTIVE OFFICERS	INITIAL ELECTION TO BOARD
JERYL STORY (56) - Mr. Story has served as Executive Vice President of the Company since 2000.  He joined Southside Bank in 1979 and is currently Senior Executive Vice President and a director of Southside Bank and is responsible for all lending functions.  He also serves as a director of Fort Worth National Bank.
N/A
LEE R. GIBSON, CPA (51) - Mr. Gibson has served as Executive Vice President and Chief Financial Officer of the Company and Southside Bank since 2000.  He is also a director of Southside Bank and Fort Worth National Bank.  He joined Southside Bank in 1984 and in addition to being the Chief Financial Officer is responsible for management of the investment portfolio and asset-liability management for the Company.  He is Chairman of the board of directors of the Federal Home Loan Bank of Dallas, and serves on the Executive Board of the East Texas Area Council of Boy Scouts.
N/A

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding beneficial ownership of our common stock as of February 13, 2008 for the following persons:

•	each person known by us to beneficially own more than 5% of our outstanding common stock;
•	each of our directors;
•	each of our executive officers included in our Summary Compensation Table; and
•	all of our directors and executive officers as a group.

Unless otherwise indicated, the address of each of the named individuals is 1201 South Beckham Avenue, Tyler, Texas 75701.

Name Of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent Of Class
First National Bank Group, Inc.(2)	1,125,000	8.6%
Alton Cade(3)	38,485	*
B. G. Hartley(4)	270,271	2.1%
Paul W. Powell	40,340	*
Sam Dawson(5)	150,712	1.1%
Melvin B. Lovelady(6)	7,597	*
William Sheehy(7)	79,258	*
Herbert C. Buie(8)	450,178	3.4%
Robbie N. Edmonson(9)	98,968	*
Michael D. Gollob(10)	98,626	*
Joe Norton(11)	166,065	1.3%
Jeryl Story(12)	136,842	1.0%
Lee R. Gibson(13)	61,394	*
All directors, nominees and executive officers of the company as a group (12 persons).	1,598,736	12.2%

__________
*	Less than 1% of total outstanding shares (13,142,462) as of February 13, 2008.

(1)
Unless otherwise indicated, each person has sole voting and investment power with respect to the shares of common stock set forth opposite his name.  In addition, shares beneficially owned include stock acquirable by exercise of stock options exercisable within 60 days of the record date.

(2)
According to a Schedule 13D filed with the Securities and Exchange Commission on December 5, 2007, First National Bank Group, Inc. and the First National Bank Group, Inc. Employee Stock Ownership Plan owned 1,072,500 and 52,500 shares, respectively.  The address of First National Bank Group, Inc. is 100 West Cano, Edinburg, Texas  78539.

(3)
Mr. Cade has joint voting and investment power with his wife with respect to 18,864 shares and also owns 16,769 shares as President of Cochise Company, Inc.  Mr. Cade has voting and investment power, as trustee of the Cade Residuary Trust, which owns 2,852 shares.

(4)
Mr. Hartley has sole voting and investment power with respect to 156,265 shares.  He also has sole voting power, but not investment power, with respect to 17,151 shares owned in the Company’s ESOP Plan, in which he is 100% vested.  Also included in the total are 21,865 shares owned by Mr. Hartley’s wife (3,026 of those shares are owned in the Company’s ESOP Plan) of which Mr. Hartley disclaims beneficial interest.  Also included in the total are 74,990 shares subject to incentive stock options that are exercisable within 60 days of the record date.

(5)
Mr. Dawson holds sole voting and investment power with respect to 74,379 shares and has sole voting power, but not investment power, with respect to 9,422 shares owned in the Company's ESOP Plan, in which he is 100% vested.  Also included in the total are 64,566 shares subject to incentive stock options that are exercisable within 60 days of the record date.  Included in the total are 2,345 shares owned by Mr. Dawson’s wife, of which he disclaims all beneficial interest.

(6)	Mr. Lovelady has joint voting and investment power with his wife with respect to 7,597 shares owned jointly.

(7)	Mr. Sheehy has sole voting and investment power with respect to 67,777 shares owned individually and 11,481 shares in an individual retirement account.

(8)
Mr. Buie has sole voting and investment power with respect to 411,516 shares owned individually.  Mr. Buie owns 23,111 shares in individual retirement accounts and has sole voting and investment power in these shares.  Also included in the total are 10,317 shares owned by Mr. Buie’s wife, 2,733 shares owned by Mrs. Buie as trustee for their son and 2,501 shares owned by Mrs. Buie as trustee for their daughter.  Mr. Buie disclaims beneficial ownership of these 15,551 shares, which are included in the total.

(9)
Mr. Edmonson has sole voting and investment power with respect to 86,194 shares and has voting power, but not investment power, with respect to 12,774 shares, owned in the Company’s ESOP Plan, in which he is 100% vested.

(10)
Mr. Gollob has sole voting and investment power with respect to 79,751 shares owned individually.  Mr. Gollob also owns 18,154 shares in an individual retirement account and has sole voting and investment power in these shares.  Mr. Gollob’s wife has 721 shares in an individual retirement account and Mr. Gollob disclaims beneficial ownership of these shares, which are included in the total.

(11)
Mr. Norton has sole voting and investment power with respect to 159,781 shares.  Mr. Norton is custodian for his granddaughter for 4,018 shares and his grandson for 2,266 shares, which are included in the total.  Mr. Norton disclaims beneficial interest to these 6,284 shares.

(12)
Mr. Story owns 62,641 shares and has sole voting and investment power for these shares.  In addition, he has joint voting and investment power with his wife with respect to 75 shares and sole voting, but not investment power, with respect to 9,560 shares owned in the Company’s ESOP plan, in which he is 100% vested.  Also included in the total are 64,566 shares subject to incentive stock options that are exercisable within 60 days of the record date.

(13)
Mr. Gibson has sole voting power and investment power with respect to 3,153 shares owned individually.  He also has sole voting power, but not investment power, with respect to 8,636 shares owned in the Company’s ESOP plan, in which he is 100% vested.  Also included in the total are 49,605 shares subject to incentive stock options that are exercisable within 60 days of the record date.

CORPORATE GOVERNANCE

Board of Directors Meeting Attendance

The board of directors of the Company met fifteen times during the fiscal year.  No member of the board of directors of the Company attended less than 75% of the aggregate meetings of the board of directors and all committees on which such director served during 2007.  Nine of the Company’s ten directors were in attendance at the Company’s 2007 Annual Meeting.  Although the Company has not adopted a formal written policy with respect to director attendance at meetings, we encourage our directors to attend each annual meeting of shareholders and all meetings of the board of directors and committees on which the directors serve.

Independent Directors

The Company’s common stock is listed on the NASDAQ Global Select Market.  NASDAQ requires that a majority of our directors be “independent directors,” as defined in the NASDAQ Rules.  The Board has affirmatively determined that all of the Company’s directors, other than Messrs. Hartley, Edmonson and Dawson, are independent directors under the NASDAQ Rules.

Shareholder Communication with the Board of Directors

The Company has adopted a procedure by which shareholders may send communications as defined within Item 7(h) of Schedule 14A under the Exchange Act to one or more members of the board of directors by writing to such director(s) or to the whole board of directors in care of the Corporate Secretary, Southside Bancshares, Inc., Post Office Box 8444, Tyler, Texas 75711.  Any such communications will be promptly distributed by the Corporate Secretary to such individual director(s) or to all directors if addressed to the whole board of directors.

Code of Ethics

The Company has adopted a Code of Ethics, applicable to all directors and executive officers of the Company.  The Code of Ethics is available on the Company’s website, www.southside.com/investor, under the topic Corporate Governance.  Within the time period required by the Securities and Exchange Commission (“SEC”) and the NASDAQ Global Select Market, we will post on our website any amendment to our Code of Ethics and any waiver applicable to any of our directors, executive officers or senior financial officers.

Procedures for Reporting Concerns about Accounting, Internal Accounting Controls or Auditing Matters

Management of the Company has established a Whistle Blower Policy, which includes a fraud hotline.  This is a toll free, 24-hour, seven-day-a-week hotline.  This is a confidential service in which officers and employees can speak with an independent company regarding any questionable accounting or auditing matters, including but not limited to the following:  fraud or deliberate error in the preparation, evaluation, review or audit of any financial statement of the Company; fraud or deliberate error in the recording and maintaining of financial records of the Company; deficiencies in or noncompliance with the Company’s internal accounting controls; misrepresentation or false statement to or by a senior officer or accountant regarding a matter contained in the financial records, financial reports or audit reports of the Company; or deviation from full and fair reporting of the Company’s financial condition.  Any complaints received by the independent company will be reported directly to the Chairman of the Audit Committee and to the head of the Company’s Internal Audit department.  Complaints will be reviewed by Internal Audit under the direction of the Audit Committee.  Complaints submitted will be promptly investigated and appropriate corrective action will be taken, as warranted by the investigation.  Management is committed to comply with all applicable securities laws and regulations and therefore encourage officers and employees to raise concerns regarding any suspected violations of those standards by using the fraud hotline.

Board Committees

The board of directors of the Company has three standing committees:

•	Audit Committee;
•	Nominating Committee; and
•	Compensation Committee.

Subsidiary Board of Directors

The board of directors of Southside Bank has five standing committees:

•	Executive Committee;
•	Loan/Discount Committee;
•	Trust Committee;
•	Compliance/EDP/CRA Committee; and
•	Investment/Asset-Liability Committee.

These committees were formed to assist the board of directors of Southside Bank and the Company in the discharge of their respective responsibilities.  The purpose and composition of these committees with respect to persons who are directors of the Company and Southside Bank are described below:

COMMITTEES OF THE COMPANY

Audit Committee of Southside Bancshares, Inc.

The Audit Committee of the board of directors consists of seven directors as named below.  Each member of the Audit Committee is an independent director as defined by the current NASDAQ listing standards and applicable SEC rules.  In addition, the Nominating Committee of the board of directors has unanimously determined that Mr. Lovelady, a CPA, qualifies as an “audit committee financial expert” as defined by the SEC.  Mr. Lovelady is retired from the accounting firm of Henry & Peters, PC, and is currently associated with Bridge Wealth Management, LLC as a CPA and a Registered Representative.  The Nominating Committee of the board of directors has unanimously determined that all Audit Committee members are financially literate under the current NASDAQ listing standards.

The Audit Committee is primarily responsible for the engagement of the independent registered public accounting firm, oversight of the Company’s financial statements and controls, assessing and ensuring the independence, qualifications, and performances of the independent registered public accounting firm, approving the services and fees of the independent registered public accounting firm and reviewing and approving the annual audited financial statements for the Company before issuance, subject to the approval of the board of directors.  The Audit Committee also monitors the internal audit function, internal accounting procedures and assures compliance with all appropriate statutes.  No members of the Audit Committee received any compensation from the Company during the last fiscal year other than directors’ fees.  The Committee met sixteen times during 2007.

Audit Committee Charter

The board of directors has adopted a formal written Audit Committee charter that outlines the purpose of the Audit Committee, delineates the membership requirements and addresses the key responsibilities of the Audit Committee.  A copy of the Audit Committee charter may be obtained at the Company’s website, www.southside.com/investor, under the topic Corporate Governance.

Audit Committee Continuing Education

The audit committee of a publicly traded company’s board of directors plays a crucial role in the corporate governance of that company.  It is responsible for overseeing the company’s accounting and financial reporting, as well as for monitoring and evaluating the independent and internal audit processes.  The importance of the audit committee’s role has grown tremendously in recent years as a result of the passage of the Sarbanes-Oxley Act of 2002.  The enactment of Sarbanes-Oxley raised the level of performance required for board of directors and audit committee members.  To ensure each director and audit committee member clearly understands his responsibilities, the Company provided each member of the audit committee and other directors the opportunity for continuing education.  Each member of the board of directors attended a training session during 2007 that was designed for audit committees, accountants, auditors and financial professionals who have a need to thoroughly understand the Sarbanes-Oxley Act, the internal control requirements thereunder, the relationship between Sarbanes-Oxley and corporate fraud, corporate governance, ethics issues for auditors and corporate officers, the audit committee’s required function, whistle blower provisions, enhanced disclosure requirements for financial reporting and the requirements related to the detection of fraud under SAS 99.

Audit Committee Report

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for fiscal year ended December 31, 2007.

The Audit Committee has reviewed and discussed the Company’s audited financial statements with management, the internal auditor and PwC, the Company’s independent registered public accounting firm, with and without management present.  The Committee included in its review of the independent registered public accounting firm’s examinations, management’s assertion on design and effectiveness of the Company’s internal controls, and the quality of the Company’s financial reporting.  The Committee also reviewed Company procedures and internal control processes designed to ensure full, fair, and adequate financial reporting and disclosures, including procedures for certifications by the Company’s Chief Executive Officer and Chief Financial Officer that are required in periodic reports filed by the Company with the SEC.  The Committee is satisfied that the internal control system is adequate and that the Company employs appropriate accounting and auditing procedures.

The Committee also has discussed with PwC matters relating to the auditor’s judgments about the quality, as well as the acceptability, of the Company’s accounting principles as applied in its financial reporting as required by Statement of Auditing Standards No. 61, as amended (Professional Standards).  In addition, the Committee has discussed with PwC their independence from management and the Company, as well as the matters in the written disclosures received from PwC and required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).   The Committee received a letter from PwC confirming its independence and discussed it with PwC.  The Committee discussed and reviewed with PwC critical accounting policies and practices, internal controls, other material written communications to management, and the scope of PwC audits and all fees paid to PwC during the fiscal year.  The Committee adopted guidelines requiring review and pre-approval by the Committee of audit and non-audit services performed by PwC for the Company.  The Committee has reviewed and considered the compatibility of PwC performance of non-audit services with the maintenance of PwC independence as the Company’s independent registered public accounting firm.

Based on the Committee’s review and discussions referred to above, the Committee recommended to the Company’s board of directors that the Company’s audited consolidated financial statements and report on management’s assertion on the design and effectiveness of internal control over financial reporting be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the SEC.

Submitted by the Audit Committee of the board or directors of Southside Bancshares, Inc.

Melvin B. Lovelady, CPA, Chairman	Joe Norton
Herbert C. Buie	Paul W. Powell
Alton Cade	William Sheehy
Michael D. Gollob, CPA

Nominating Committee of Southside Bancshares, Inc.

The Nominating Committee is responsible for identifying, screening, and nominating candidates for election to the Board.  The Committee is comprised of Messrs. Buie (Chairman), Norton, Powell and Sheehy, each of whom is an independent director of the Company, as defined by the current NASDAQ standards, and a director of Southside Bank.  The committee met three times in 2007.

The Nominating Committee identifies candidates to the board of directors by introduction from management, members of the board of directors, employees or other sources, and shareholders that satisfy the Company’s policy regarding shareholder recommended candidates.  The Nominating Committee does not evaluate director candidates recommended by shareholders differently than director candidates recommended by other sources.  Shareholders wishing to submit recommendations for the 2009 Annual Meeting should write to the Nominating Committee in care of the Assistant Corporate Secretary, Southside Bancshares, Inc., Post Office Box 8444, Tyler, Texas 75711.  Any such shareholder must meet and evidence the minimum eligibility requirements specified in Exchange Act Rule 14a-8 and must submit, within the same timeframe for submitting a shareholder proposal required by Rule 14a-8: (1) name, mailing address, telephone number, email address, resume, business history, listing of other past and present directorships and director committees, banking industry experience and other relevant information; (2) explain in the submission why the shareholder believes the candidate would be an appropriate director for the Company and the benefits and attributes that the candidate will provide to the Company in serving as a director; (3) provide evidence of ownership of the Company’s securities along with the recommendation; and (4) indicate whether the Company may identify the shareholder in any public disclosures that it makes regarding the consideration of the director candidate.  Recommendations must be filed with the Assistant Corporate Secretary on or before November 11, 2008 in order to be considered for nomination at the 2009 Annual Meeting.

In considering board of director candidates, the Nominating Committee takes into consideration all factors that it deems appropriate, including, but not limited to, the individual’s character, education, experience, knowledge, skills and ownership of the Company’s stock.  The Nominating Committee will also consider the extent of the individual’s experience in business, education or public service, his or her ability to bring a desired range of skills, diverse perspectives and experience to the board of directors and whether the individual possesses high ethical standards, a strong sense of professionalism and is capable of serving the interests of shareholders.  A candidate should possess a working knowledge of the Company’s current local market areas.  Additionally, the Nominating Committee will consider the number of boards the candidate currently serves on when assessing whether the candidate has the appropriate amount of time to devote to serving on the Company’s board of directors.  The Nominating Committee is not obligated to nominate any individual for election.  No shareholder recommendations or nominations have been received by the Company for this Annual Meeting.  Accordingly, no rejections or refusals of such candidates have been made by the Company.

In addition, the Nominating Committee is responsible for identifying, screening, and nominating candidates for election to the Compensation Committee and Audit Committee and designating individuals, if any, as an “audit committee financial expert.”  These nominations are then submitted to the board of directors for final approval.

Nominating Committee Charter

The board of directors has adopted a formal written Nominating Committee charter which outlines the purpose of the Nominating Committee, delineates the membership requirements and addresses the key responsibilities of the Committee.  A copy of the Nominating Committee charter may be found on the Company’s website, www.southside.com/investor, under the topic Corporate Governance.

Compensation Committee of Southside Bancshares, Inc.

The Compensation Committee of the Company determines the compensation recommendations for the executive officers of the Company, all of whom are also executive officers of Southside Bank.  The board of directors of the Company and Southside Bank considers the recommendations of the Compensation Committee and approves the compensation of the executive officers.

The Compensation Committee consists of Messrs. Buie, Norton (Chairman), Powell and Sheehy, each of whom is a non-employee, independent director of the Company, as defined by the current NASDAQ standards, and a director of Southside Bank.  The Committee met four times in 2007.

Compensation Committee Charter

The board of directors has adopted a formal written Compensation Committee charter which outlines the purpose of the Compensation Committee, delineates the membership requirements and addresses the key responsibilities of the Committee.  A copy of the Compensation Committee charter may be found on the Company’s website, www.southside.com/investor, under the topic Corporate Governance.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2007:

•
No executive officer of the Company served as a member of the compensation committee or other board committee performing similar functions (or on the board of directors of any entity without such a committee) of another entity, one of whose executive officers served on the Compensation Committee of the Company.

•	No executive officer of the Company served on the board of directors of another entity, one of whose executive officers served on the Compensation Committee of the Company.

•
No executive officer of the Company served as a member of the compensation committee or other board committee performing similar functions (or on the board of directors of any entity without such a committee) of another entity, one of whose executive officers served as a director of the Company.

For information concerning transactions by the Company and Southside Bank with certain members of the board of directors of Southside Bank, please see "Transactions with Directors, Officers and Associates."

Report of the Compensation Committee

The Compensation Committee oversees and makes recommendations for all aspects of executive officer compensation.  The board of directors of the Company considers the recommendations of the Compensation Committee and approves the compensation of the executive officers.  In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis in this proxy statement.

In reliance on the review and discussion referred to above, the Compensation Committee recommended to the board of directors of the Company that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2007 and its proxy statement on schedule 14A to be filed in connection with the Company’s 2008 Annual Meeting, each of which will be filed with the SEC.

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

Submitted by the Compensation Committee of the board or directors of Southside Bancshares, Inc.

Joe Norton, Chairman
Herbert Buie
Paul Powell
William Sheehy
EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee of the Board (“the Committee”) of the Board has responsibility for reviewing and establishing the Company’s compensation programs, consistent with the Company’s compensation philosophy.  Later in this proxy statement under the heading “Executive Compensation” you will find a series of tables containing specific information about the compensation earned or paid in 2007 to the Company’s Chief Executive Officer, Chief Financial Officer and the next two most highly compensated executive officers for fiscal 2007, who are referred to as the “named executive officers” or “NEOs”.  The Committee attempts to ensure that the total compensation paid to the NEOs is fair, reasonable, and competitive.

The Compensation Committee conducts an annual base salary and bonus compensation level review of the NEOs and develops incentive compensation programs when appropriate.  During 2007, the Committee engaged Clark Consulting to prepare an Executive Compensation review to assist in determining compensation levels for the NEOs.  The Company does not have specific performance goals for the NEOs, but instead reviews each NEOs contribution to the overall performance of the Company when determining compensation.  The Committee also reviews and develops recommendations for director compensation, including committee service fees.

Compensation Philosophy and Objectives

The Committee believes that the most effective executive compensation plan is one that is designed to reward long-term and strategic performance, and which aligns executives’ interests with those of the shareholders with the ultimate objective of improving long-term shareholder value.  The Committee evaluates both performance and compensation to ensure that the Company maintains its ability to attract and retain superior officers in key positions and that compensation provided to key officers remains competitive relative to the compensation paid to similarly situated executives of our peer companies (as discussed below).  To that end, the Committee believes executive compensation provided by the Company to its NEOs should include both cash and other benefits that reward performance.

Role of Executive Officers in Compensation Decisions

The Committee makes recommendations to the Board regarding all compensation decisions for the NEOs.  The Chief Executive Officer provides input regarding the performance of the other NEOs and makes recommendations for compensation amounts payable to the other NEOs.  These recommendations are based on the Chief Executive Officer’s personal observation of each NEO’s performance, commitment and contribution to the Company.  The Chief Executive Officer is not involved with any aspect of determining his own pay.

Setting Executive Compensation

Based on the compensation objectives noted above, the Committee has structured the NEOs annual compensation to be competitive and to motivate and reward the NEOs for their performance.  In furtherance of this, the Committee occassionally, engages an outside consulting firm to conduct a peer review of its overall compensation program for the NEOs.  In years when an outside consultant is not used, the Committee uses other peer reviews.  During Committee discussions in 2007, the Committee utilized an Executive Compensation Review prepared by Clark Consulting specifically for the Committee.  This Executive Compensation Review consisted of a custom peer group selected by Clark Consulting based on asset size, location and performance (the “Compensation Peer Group”).  The Compensation Peer Group is comprised of banks in Texas and surrounding states, against which Clark Consulting and the Committee believe Southside competes for talent.  The Companies comprising the Compensation Peer Group are:

BancFirst Corporation	Southwest Bancorp, Inc.
IBERIABANK Corporation	Pinnacle Financial Partners, Inc.
First Financial Bankshares, Inc.	CoBiz Financial Inc.
First State Bancorporation	Cadence Financial Corporation
Centennial Bank Holdings, Inc.	Green Bankshares, Inc.
Simmons First National Corporation	First M&F Corporation
Renasant Corporation	Enterprise Financial Services Corp
Bank of the Ozarks, Inc.	Trinity Capital Corporation
Great Southern Bancorp, Inc.	Encore Bancshares, Inc.
Home Bancshares, Inc.	MetroCorp Bancshares, Inc.

The Compensation Peer Group data is used for comparative purposes only.  The Committee evaluates the Compensation Peer Group data and reviews and discusses potential differences in job responsibilities and tenure for each NEO position when compared to the Compensation Peer Group.  Based on this review and discussion, the Committee determines if the NEO’s total compensation should be set near the median or exceed the median level relative to the Compensation Peer Group.  There is no pre-established policy or target for the allocation among different types of compensation.  In determining the appropriate mix of compensation, the Committee takes into consideration that the Company does not currently have any equity-based compensation plans available to use as part of its executive officer compensation program.  This has resulted in an overall higher cash compensation level when compared to the Compensation Group median.

2007 Executive Compensation Components

For the fiscal year ended December 31, 2007, the principal components of compensation for NEOs were:
•	Base salary;
•	Bonus;
•	Retirement benefits;
•	Perquisites and other personal benefits;
•	Health and Welfare Benefits; and

Base Salary

The Company provides NEOs and other employees with a base salary to compensate them for services rendered during the fiscal year.  Base salary ranges for NEOs are determined for each executive based on their position and responsibility by using available market data adjusted for duties and responsibilities.

During the review of base salaries for executives, the Committee primarily considers:

•	Compensation Peer Group data;
•	internal review of the executive’s compensation, both individually and relative to our other officers;
•	overall individual performance of the executive;
•	scope of responsibilities;
•	experience; and
•	tenure with the Company.

Salary levels are typically considered annually as part of the Company’s performance review process as well as upon a promotion or other change in job responsibility.  Merit based increases to salaries of NEOs are based on the Committee’s assessment after considering recommendations of the Chief Executive Officer.  The NEO salary increase approved by the Committee for 2007, resulted from the Chief Executive Officer’s recommendations, a review of peer group and salary survey information and also considered NEO and company performance.  In making their final decision the committee also considered the lack of equity incentives to offer as part of a compensation package.  Three of the NEOs did not receive an increase in base salary for 2007 at the request of the NEOs, due to cost containment initiatives implemented during 2006 that impacted salary and benefits and reduced full-time employees.  Mr. Story had requested in 2005 that his raise for 2006 be deferred a year due to most relationship managers not receiving a raise for 2006, a result of a new incentive plan aimed at increasing loan revenue.  The committee agreed to defer Mr. Story’s salary increase until 2007 and agreed to pay the salary increase for 2006 as a bonus in a lump sum in 2007.  For this reason, Mr. Story was the only NEO to receive a base salary increase for 2007.

Bonus

All officers and employees of the Company have historically been paid an annual bonus equal to 12.5% of base salary.  While referred to as a bonus, the 12.5% has been paid to all employees for over 25 years and is considered by most employees as part of their base salary and is often referred to as deferred compensation, even though it is paid in the same calendar year and approved as a bonus by the board of directors.  The Compensation Committee has in prior years recommended a special year end bonus in excess of the 12.5% bonus for NEOs, based on a combination of individual and Company performance.  The Committee determined that a special year end bonus was warranted based on overall Company performance during 2007.  The Committee considered the increase in net income, earnings per share, return on shareholders equity and other performance metrics, combined with overall Company objectives achieved and individual NEO performance.  Based on these factors the Committee recommended a $45,000 special year end bonus for each of the four NEOs.  In addition as explained above, NEO Jeryl Story received an additional $25,000 bonus in 2007, representing the salary increase for 2006 that he requested be deferred until 2007.

Retirement Benefits

Retirement benefits fulfill an important role within the Company’s overall executive compensation program because they provide a financial security component which promotes retention.  We place great value on the long-term commitment that many of our employees and the NEOs have made to us and aim to incent those individuals to remain with the Company and to act in a manner that will provide longer-term benefits to the Company.  The Company believes that its retirement program is comparable to those offered by the banks in our Compensation Peer Group and, as a result, are needed to ensure that our executive compensation remains competitive.

Our retirement plans are designed to encourage employees to take an active role in planning, saving and investing for retirement. The Company maintains a 401(k) plan (the “401(k) Plan”), a tax-qualified, defined contribution plan in which substantially all of our employees, including the NEOs, are eligible to participate.  The Company also maintains a tax-qualified, defined benefit pension plan (the “Pension Plan”) pursuant to which participants are entitled to benefits based on final average monthly compensation and years of credited service.  In addition, the Company maintains a non-qualified supplemental retirement plan (the “Restoration Plan”) which provides benefits in addition to the Pension Plan.  The Pension Plan and the Restoration Plan are described in more detail under the Pension Benefits table in this Proxy Statement.

The Company has entered into deferred compensation agreements with each of the NEOs that provide for the payment of a stated amount over a specific period of years.  These deferred compensation agreements are described in more detail under the Pension Benefits table in this Proxy Statement.

The Company ha also enter into split dollar agreements with agreements with each of the NEOs which allow the executives to designate the beneficiaries of death benefits under a life insurance policy.  These agreements are described in more detail under the summary compensation table in this proxy statement.

Perquisites and Other Personal Benefits

The Company provides NEOs with perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions.  The Committee periodically reviews the levels of perquisites and other personal benefits provided to NEOs.  The Committee did not review perquisites during 2007, as there were no changes in perquisites provided.  Perquisites provided to NEOs during 2007 were Company paid club dues and a Company provided automobile.  Club memberships are made available to various officers who are expected to routinely need a place to entertain customers or prospective customers.  NEOs and the President of the newly acquired Fort Worth National Bank are the only officers with Company owned vehicles, while others are paid a fixed monthly mileage allowance.

Health and Welfare Benefits

The Company offers a standard range of health and welfare benefits on a uniform basis and subject to insurance policy limitations to employees, including NEOs, and their eligible dependents, including NEOs.  The benefits are designed to attract and retain employees and provide security to employees for their health and welfare needs.  The benefits include: medical, prescription, dental, employee life, group life, and flexible spending accounts.  NEOs participate in these employee benefit plans generally available to full-time employees on the same terms as a similarly situated employee.  Another benefit available to officers at or above the Vice President level and meeting a salary requirement, is a bank provided long-term disability insurance policy which includes accidental death and travel insurance plans and programs.

Severance

The Company entered into Employment Agreements with Sam Dawson, President and Chief Operating Officer, and Lee R. Gibson, Executive Vice President and Chief Financial Officer in October, 2007.  The Board determined that it was in the best interests of the Company to retain the services and encourage the continued attention and dedication of Messrs. Dawson and Gibson to their assigned duties.  In recognition of that decision the Board entered into the Employment Agreements with Messrs. Dawson and Gibson.  The severance and change in control termination amounts were negotiated based on these NEO’s tenure, scope of responsibilities and other provisions in the agreement.

For a further discussion of the terms of the Employment Agreements, please see the discussion following the Summary Compensation Table on page 15.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that we may deduct in any year with respect to any one of our NEOs.  This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation.  It is the Committee’s intent to maximize deductibility of executive compensation while retaining some discretion needed to compensate executives in a manner commensurate with performance and the competitive landscape for executive talent.

EXECUTIVE COMPENSATION

The following table sets forth the compensation earned by or paid to each of the NEOs for the fiscal years ended December 31, 2007 and December 31, 2006.  This information relates to compensation paid to the NEOs by Southside Bank, as the Company does not directly pay compensation to the NEOs.

2007 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($) (1)	Bonus (2)	Change in Pension Value (3)	All Other Compen- sation (4)	Total
B. G. Hartley – Chairman of the Board and Chief Executive Officer of the Company and Southside Bank. Director of Fort Worth National Bank.	2007	$ 422,500	$ 97,813	$ –	$ 86,573	$ 606,886
	2006	$ 422,500	$ 52,813	$ –	$ 83,263	$ 558,576
Sam Dawson – President, Secretary and Director of the Company; President, Chief Operating Officer and Director of Southside Bank. Director of Fort Worth National Bank.	2007	$ 300,500	$ 82,563	$ 336,836	$ 21,552	$ 741,451
	2006	$ 300,500	$ 37,563	$ 154,916	$ 20,590	$ 513,569
Jeryl Story – Executive Vice President of the Company; Senior Executive Vice President and Director of Southside Bank. Director of Fort Worth National Bank.	2007	$ 286,000	$ 105,750	$ 243,427	$ 48,802	$ 683,979
	2006	$ 261,000	$ 32,625	$ 62,815	$ 16,733	$ 373,173
Lee R. Gibson, CPA – Executive Vice President and Chief Financial Officer of the Company and Southside Bank and Director of Southside Bank and Fort Worth National Bank.	2007	$ 277,500	$ 79,688	$ 121,981	$ 20,453	$ 499,622
	2006	$ 277,500	$ 34,688	$ –	$ 17,889	$ 330,077

(1)         Includes amounts deferred at the officer’s election pursuant to the Company’s 401(k) Plan.

(2)
Reflects a regular annual bonus equal to 12.5% of base salary plus a special year end bonus of $45,000 paid to each NEO.  In addition NEO Story received a $25,000 bonus representing the salary increase for 2006 that he requested be deferred.

(3)
The amounts reported in this column reflect the aggregate actuarial increase in the present value of the NEOs benefits under the Pension Plan and the Restoration Plan determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements.  The changes in pension values for the NEOs under the Pension Plan were as follows:  Mr. Hartley - ($95,395); Mr. Dawson - $134,099; Mr. Story - $98,863 and Mr. Gibson - $64,093.  The change in pension value for the NEOs under the Restoration Plan were as follows:  Mr. Hartley - ($33,868); Mr. Dawson - $202,737; Mr. Story - $144,564; Mr. Gibson - $57,888.  Descriptions of the Pension Plan and Restoration Plan follow the Pension Benefits table in this Proxy Statement.

(4)	Amounts included in this column are as follows:

	Hartley	Dawson	Story	Gibson
Life Insurance (a)	$27,215	$ –	$ –	$ –
Tax Gross Ups (b)	40,397	2,517	1,681	928
Director Fees from Southside Bank (c)	7,500	7,500	7,500	7,500
Company Provided Automobile (d)	4,290	3,689	37,057	5,689
Club Dues (e)	7,171	7,846	2,564	6,336
Total	$86,573	$21,552	$48,802	$20,453

(a)	Mr. Hartley was paid a bonus to pay life insurance premiums.

(b)
The Company paid gross-up bonuses in accordance with the split dollar agreements during 2007.  In addition, Mr. Hartley was paid a gross up bonus associated with reimbursement of life insurance premiums of $17,785.

(c)	Each NEO is also a director of Southside Bank and received director fees in 2007 of $7,500.

(d)
The NEOs have use of a Company provided automobile.  The incremental cost to the Company during 2007 included fuel, maintenance costs and insurance.  Mr. Story received a new vehicle in 2007 with a net purchase price of $31,170.

(e)	The incremental cost of Company-provided club dues to the NEOs.

Employment Agreements

The Company maintains employment agreements with Sam Dawson, President and Chief Operating Officer, and Lee R. Gibson, Executive Vice President and Chief Financial Officer (the “Employment Agreements”). The Employment Agreements were entered into as of October 22, 2007 and extend through October 22, 2010, with automatic one year term extensions until a party gives 90 days notice of non-renewal.

Mr. Dawson’s Employment Agreement provides for an annual base salary of $300,500 and Mr. Gibson’s Employment Agreement provides for an annual base salary of $277,500, each to be reviewed no less frequently than annually by the Compensation Committee of the board of directors. The Employment Agreements entitle Messrs. Dawson and Gibson to receive an annual incentive payment of not less than 12.5% of base salary.  The amount actually awarded and paid to the executives each year will be determined by the Compensation Committee and may be based on specific performance criteria.

The Employment Agreements entitle Messrs. Dawson and Gibson to participate in all incentive, savings and retirement plans or programs and welfare and fringe benefits which are generally available to officers of the Company of comparable levels.  Finally, the Employment Agreements state that the Company may pay country club annual dues and expenses for each of Messrs. Dawson and Gibson.

The Employment Agreements also provide Messrs. Dawson and Gibson with severance benefits in the event of certain terminations of employment. These benefits are described in “Potential Payments upon Termination or Change in Control” on page 20 of this proxy statement.

Split Dollar Agreements

In 2004, the Company entered into split dollar agreements with each of the NEOs.  The agreements provide that the Company will be the beneficiary of Bank Owned Life Insurance (commonly referred to as BOLI) insuring the executives’ lives.  The agreements provide the executives with the right to designate the beneficiaries of the death benefits guaranteed in each agreement.  The agreements originally provided for death benefits of an initial aggregate amount of $3.3 million.  The individual amounts are increased annually on the anniversary date of the agreement by an inflation adjustment factor of 5%.  As of December 31, 2007, the expected death benefits totaled $3.8 million.  The agreements also state that before and after the executive’s retirement dates, the Company will pay an annual gross-up bonus to the executive in an amount sufficient to enable the executive to pay federal income tax on both the economic benefit and on the gross-up bonus itself.  The expense required to record the post retirement liability associated with the split dollar post retirement bonuses was $34,000 for the year ended December 31, 2007.

OUTSTANDING EQUITY AWARDS AT YEAR-END

The following table provides information regarding options outstanding for the NEOs as of December 31, 2007.  The NEOs do not have any outstanding stock awards.

Options Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
B. G. Hartley	23,275	–	$ 5.69	6/10/2009
	51,715	–	5.25	8/31/2010
Sam Dawson	4,349	–	$ 5.89	10/15/2008
	23,275	–	5.69	6/10/2009
	36,942	–	5.25	8/31/2010
Jeryl Story	4,349	–	$ 5.89	10/15/2008
	23,275	–	5.69	6/10/2009
	36,942	–	5.25	8/31/2010
Lee R. Gibson, CPA	4,349	–	$ 5.89	10/15/2008
	23,275	–	5.69	6/10/2009
	21,981	–	5.25	8/31/2010

(1)
Reflects awards of time-vesting stock options granted under the 1993 Incentive Stock Option Plan.  All options listed above are fully vested.  The options vested at a rate of 20% per year over the first five years of the ten year option term.

2007 OPTION EXERCISES AND STOCK VESTED

The table below shows the number of shares acquired under the 1993 Incentive Stock Option Plan, on exercise and the value realized on exercise for each of the NEOs for the year ended December 31, 2007.
	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)
B. G. Hartley	24,878	$404,414
Sam Dawson	20,529	344,887
Jeryl Story	–	–
Lee R. Gibson, CPA	4,500	65,817

(1)	The “value realized” represents the difference between the exercise price of the option shares and the market price of the option shares on the date the option was exercised.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (a) (1)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
Equity compensation plans approved by security holders	476,657	$5.79	None
Equity compensation plans not approved by security holders	-	-	-
Total	476,657	$5.79	None

(1)  Reflects stock options outstanding under the Company’s 1993 Incentive Stock Option Plan.

2007 PENSION BENEFITS

The table below shows the number of years of service credited to each NEO, the actuarial present value of each NEO’s accumulated benefits (determined using interest rate and mortality rate assumptions described below), and the amount of payments during 2007 to each of the NEOs, under each of the Pension Plan, Restoration Plan and deferred compensation agreements.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
B. G. Hartley	Pension Plan	N/A	$ 952,186	$ 152,035
	Restoration Plan	N/A	338,059	53,978
	Deferred Compensation Agreement	N/A	1,281,000	–
Sam Dawson	Pension Plan	33.5	$ 1,099,512	$ –
	Restoration Plan	33.5	834,661	–
	Deferred Compensation Agreement	N/A	250,000	–
Jeryl Story	Pension Plan	28.167	$ 708,971	$ –
	Restoration Plan	28.167	460,239	–
	Deferred Compensation Agreement	N/A	139,000	–
Lee R. Gibson, CPA	Pension Plan	23.417	$ 428,190	$ –
	Restoration Plan	23.417	254,903	–
	Deferred Compensation Agreement	N/A	95,000	–

Pension Plan

The Pension Plan is a tax-qualified, defined benefit pension plan pursuant to which participants are entitled to benefits based on final average monthly compensation and years of credited service.

On November 3, 2005, our board of directors approved amendments to the Pension Plan which affected future participation in the Pension Plan and reduced the accrual of future benefits.   Entrance into the Pension Plan by new employees was frozen effective December 31, 2005.  Employees hired after December 31, 2005 are not eligible to participate in the plan.  All other employees are eligible to participate under the plan on the first day of the month coincident with or next following the first anniversary of hire.  Eligible participants include any person on the payroll whose wages are subject to withholding for the purposes of federal income tax.  Certain hourly-paid security personnel are excluded.  All of our NEOs at December 31, 2007 were eligible to participate.  Employees are vested upon the earlier of five years credited service or the employee attaining 60 years of age.  Benefits are payable monthly commencing on the later of age 65 or the participant’s date of retirement.  Eligible participants may retire at reduced benefit levels after reaching age 55.

The benefits under the Pension Plan are determined using the following formula, stated as a single life annuity with 120 payments guaranteed, payable at normal retirement age, which is defined as 65 under the Pension Plan.

Formula (1) and Formula (2), calculated using Credit Service at Normal Retirement Date, multiplied by a service ratio and summed as described below:

The fraction in which the numerator is Credited
Formula (1)		x	Service as of 12/31/05 and the denominator is
Credited Service at Normal Retirement Date
plus
Formula (2)			The fraction in which the numerator is Credited
		x	Service earned after 12/31/05 and the
denominator is Credited Service at Normal
Retirement Date

Formula (1) is an amount equal to:

2% of Final Average Monthly Compensation times Credited Service up to 20 years, PLUS

1% of Final Average Monthly Compensation times Credited Service, if any, in excess of 20 years, PLUS

0.60% of that portion of Final Average Monthly Compensation which exceeds Monthly Covered Compensation times Credited Service up to 35 years

Formula (2) is an amount equal to:

0.90% of Final Average Monthly Compensation times Credited Service, PLUS

0.54% of that portion of Final Average Monthly Compensation which exceeds Monthly Covered Compensation times Credited Service up to 35 years

Benefit Formula Definitions

Credit Service
A participant’s years of credited service are based on the number of years an employee works for the Company.  The Company has no policy to grant extra years of credited service.

Final Average Monthly Compensation (FAMC)
The monthly average of the 60 consecutive months’ compensation during the participant’s period of credited service that gives the highest average.  Compensation generally includes all gross income received by the participant for services actually rendered in the course of employment, with certain exclusions, plus any elective deferrals under Section 125 and Section 402(g)(c).  Compensation in the Pension Plan is limited as required.

Covered Compensation
A rounded 35-year average of the Maximum Taxable Wages (MTW) under social security.  The table in effect during the calendar year proceeding termination or retirement is used.

B. G. Hartley began receiving payments out of the Pension Plan without retiring upon reaching age 65 under prior language in the plan that allowed all participants to begin receiving payments at age 65, regardless of their employment status.  The Pension Plan was amended several years ago and participants must now retire to be eligible to receive payments out of the plan.  All participants receiving payments out of the Pension Plan at the time of the amendment were grandfathered so as to allow them to continue receiving payments out of the plan, which included B. G. Hartley.  For the purposes of the Pension Plan, Mr. Hartley is receiving payments as if he were retired.  None of the other NEOs were in pay status under the Pension Plan at the time of the amendment, and thus were not grandfathered.

The pension disclosures have been computed using the SFAS 87 assumptions from the financial statements as of the pension measurement date of December 31, 2007, except the SFAS 87 retirement age has been replaced by the normal retirement age for this calculation (and the benefit valued is only the accrued, not the projected, benefit).

SFAS 87 Discount Rate as of 12/31/06	6.050%
SFAS 87 Discount Rate as of 12/31/07	6.250%

Expected Retirement Age	65

Post-Retirement Mortality	RP - 2000 Mortality Table for males and females

Pre-Retirement Mortality, Disability or Turnover	None

Form of Payment
• Qualified Retirement Plan	10-Year Certain & Life Annuity
• Nonqualified Restoration Plan	10-Year Certain & Life Annuity

For a further discussion of the SFAS 87 assumptions, please see Note 14 to our consolidated financial statements on Form 10-K, filed with the SEC on March 6, 2008.

Restoration Plan

The annual retirement income benefit of NEOs under the Pension Plan is subject to certain limitations imposed by the Internal Revenue Code.  Under one such limitation, in determining the benefit accrued for a year under the Pension Plan, the benefit formula excludes an NEO’s compensation above a specified compensation limit.  In 2007, for example, the ceiling was $225,000, which means that the compensation of NEOs in excess of that amount was not considered in the benefit formula for purposes of determining benefits under the Pension Plan.  The Company maintains the Restoration Plan, a non-qualified supplemental retirement plan which provides additional benefits by taking into account the excess compensation not taken into account under the Pension Plan.  The Restoration Plan is unfunded and noncontributory, which means that benefits are paid from the general assets of the Company and the NEOs are not required to make any contributions.  The formula and assumptions used to calculate the benefit payable pursuant to the Restoration Plan are the same as those used under the Pension Plan described above, except that the amounts payable under the Restoration Plan are reduced by the amounts payable under the Pension Plan.

Deferred Compensation Agreements

The Company entered into a deferred compensation agreement with Mr. Hartley effective February 13, 1984. The Company entered into deferred compensation agreements with each of Messrs. Dawson, Story and Gibson effective June 30, 1994. The deferred compensation agreements provide additional compensation to the executives upon retirement or other qualifying termination of service.

Mr. Hartley’s deferred compensation agreement provides that, upon a termination of employment by reason of death, retirement or an involuntary termination by the company other than for cause, he will be entitled to receive $467,000 immediately and $1,145,000 payable monthly over 15 years.

Under the terms of their deferred compensation agreements, Messrs. Dawson, Story, and Gibson are entitled to receive $500,000, $400,000, and $400,000, respectively, payable monthly over 10 years, if the executive remains in the employment of Southside Bank until his retirement (on or after age 65), or upon permanent disability or death, whichever occurs first.  If the executive’s employment is involuntarily terminated by Southside for any reason other than for “good cause” (as defined in the agreements), such termination shall be treated the same as a retirement, and the executive shall be entitled to receive the payments.  If, prior to a Change in Control (as defined in the agreements), the executive terminates his employment prior to attainment of age 65 for any reason other than death or disability, no amounts shall be due executive under his deferred compensation agreement.  If, after a Change in Control, the executive terminates employment prior to attainment of age 65 for any reason other than death, disability, or for “good reason” (as defined in the agreements), no amounts shall be due to the executive under his agreement.  After a Change in Control, a termination by the executive for “good reason” shall be treated the same as a retirement, and the executive shall be entitled to receive the payments.

Potential Payments Upon Termination or Change in Control

The following discussion summarizes the compensation benefits payable to the NEOs in the event of a termination of employment under various circumstances, assuming that a termination of employment occurred on December 31, 2007.

Employment Agreements

The Company does not have employment agreements with Messrs. Hartley and Story providing for specific benefits upon a termination of employment.  In general, upon termination of employment, an NEO without an employment agreement would receive compensation and benefits for which he has already vested.   This would include accrued but unpaid salary, accrued and unused vacation pay, and any balance under the 401(k) plan.  The Employment Agreements with Messrs. Dawson and Gibson govern the terms of each executive’s payments upon termination or Change in Control.

Termination by the executive except for Good Reason; termination by the Company with Cause. If an executive terminates his employment without Good Reason (as defined in the Employment Agreements) or the Company terminates the executive’s employment with Cause (as defined in the Employment Agreements), the executive will be entitled to receive his accrued salary and previously vested benefits. In this event, no special severance benefits are payable.

Termination by the executive for Good Reason; termination by the Company without Cause. If an executive terminates his employment for Good Reason or the Company terminates the executive’s employment without Cause, the executive will be entitled to receive a single lump sum equal to:

•	his accrued salary;

•
a pro-rata bonus equal to the product of (i) the executive’s Target Bonus (as defined in the Employment Agreements) for the termination year and (ii) a fraction, the numerator of which is the number of days in the current fiscal year through the termination date, and the denominator of which is 365;

•	accrued pay in lieu of unused vacation;

•	any vested compensation deferred by the executive (unless otherwise required by an agreement); and

•	a severance payment equal to the executive’s monthly salary plus $10,000.

Additionally, all equity awards will become immediately vested and exercisable as of the date of termination. Finally, the executive will be entitled to any other amounts or benefits under any other plan pursuant to which the executive is eligible to receive benefits, to the extent officers of a comparable level at the Company received such benefits prior to the date of termination (the “Other Benefits”).

Termination due to death or Disability. If an executive’s employment is terminated due to death or Disability (as defined in the Employment Agreements), he (or his estate) will receive accrued salary and Other Benefits.

Change in Control. If an executive’s employment is terminated due to a Change in Control, he will be entitled to the same payments and benefits as if he had been terminated without Cause. However, instead of a severance payment equal to the executive’s monthly salary plus $10,000, the severance payment will be calculated as follows:

(a) if the termination occurs more than six (6) months prior to a Change of Control or more than two (2) years after the occurrence of a Change of Control, the severance payment shall be the product of two times the sum of (1) the executive’s salary in effect as of the termination (ignoring any decrease in the salary unless consented to by the executive), and (2) the greater of the average of the annual bonuses earned by the executive for the two fiscal years in which annual bonuses were paid immediately preceding the year in which the termination occurs, or the executive’s Target Bonus for the year in which the termination occurs; or

(b) if the termination occurs within six months prior or within two years after the occurrence of a Change of Control, the severance payment shall be the product of 2.99 times the sum of (1) the executive’s salary in effect as of the termination, and (2) the greater of the average of the annual bonuses earned by the executive for the two fiscal years in which annual bonuses were paid immediately preceding the year in which the termination occurs, or the executive’s Target Bonus for the year in which the termination occurs.

Gross-Ups. The Employment Agreements also state that in the event that any of the severance benefits described above are subject to federal excise taxes under the “golden parachute” provisions under Section 280G of the Internal Revenue Code, the payments will be reduced to the extent necessary to avoid such excise taxes, but only if such reduction would result in a greater net benefit for the executive.

Restrictive Covenants. The Employment Agreements contain confidentiality provisions and subject Messrs.  Dawson and Gibson to certain non-compete and non-solicitation obligations during the term of employment with the Company and for a one-year period following termination of employment.

Split Dollar Agreements

Under the terms of the split dollar agreements with Messrs. Hartley, Dawson and Gibson, upon a termination of employment by reason of death, disability (as defined in the split dollar agreements), or retirement at or after age 65, or a termination following a Change in Control (as defined in the split dollar agreements), payment of the specified benefits under the split dollar agreements would be triggered. If the executive’s employment is terminated for Cause (as defined in the split dollar agreements), he will forfeit benefits under the split dollar agreements.

Pension Plan, Restoration Plan and Deferred Compensation Agreements

For a description of the termination or Change in Control benefits under the Pension Plan, Restoration Plan and deferred compensation agreements, please see the discussion following the Pension Benefits for Fiscal Year 2007 table.

Post Retirement Agreement with Mr. Hartley

The Company and Mr. Hartley have entered into a Post Retirement Agreement that provides that following Mr. Hartley’s retirement from the Company, he will be the “Chairman Emeritus” of the Company’s board of directors and he will be employed by Southside Bank as a director of public relations. He will receive a nominal monthly salary plus certain other perquisites.  In the event that the Post Retirement Agreement is terminated following a change in control (as defined in the agreement) or by the Company without good cause , then Mr. Hartley shall be entitled to receive a lump sum payment equal to $750,000.

Director Compensation

The Company compensated its non-employee directors $1,000 per month in 2007.  Members of the Audit Committee are paid $500 per month and the Chairman of the Audit Committee is paid $900 per month.  The Company’s Nominating and Compensation Committee members are paid $400 per meeting attended.  The non-employee Directors of the Company were paid a year-end bonus of $7,500 for their service.

The Company’s non-employee directors, who are also directors of Southside Bank, are paid $500 per Loan and Discount committee meeting and $400 per all other Southside Bank committee meetings, $500 per regular Southside Bank board meetings and an annual bonus of $1,000.  Officers of the Company, who are directors of Southside Bank, are paid $500 per regular Southside Bank board meeting and an annual bonus of $1,000.

2007 DIRECTOR SUMMARY COMPENSATION TABLE

The table below summarizes the compensation paid by the Company to directors for the year ended December 31, 2007.
Name (a)	Fees Earned or Paid in Cash ($)	All Other Compensation ($)	Total
Herbert C. Buie (1)	$68,100	–	$68,100
Alton Cade (2)	59,000	–	59,000
Michael D. Gollob, CPA (3)	61,800	–	61,800
Melvin B. Lovelady, CPA (4)	69,400	–	69,400
Joe Norton (5)	67,600	–	67,600
Paul W. Powell (6)	70,400	–	70,400
William Sheehy (7)	62,600	–	62,600
Robbie N. Edmonson (8)	7,000	–	7,000

(1)	Herbert C. Buie was compensated $41,700 and $26,400 for serving as director of Southside Bank and Southside Bancshares, Inc., respectively.
(2)	Alton Cade was compensated $32,500 and $26,500 for serving as director of Southside Bank and Southside Bancshares, Inc., respectively.
(3)	Michael D. Gollob, CPA was compensated $35,300 and $26,500 for serving as director of Southside Bank and Southside Bancshares, Inc., respectively.
(4)	Melvin B. Lovelady, CPA was compensated $37,900 and $31,500 for serving as director of Southside Bank and Southside Bancshares, Inc., respectively.
(5)	Joe Norton was compensated $40,700 and $26,900 for serving as director of Southside Bank and Southside Bancshares, Inc., respectively.
(6)	Paul W. Powell was compensated $43,500 and $26,900 for serving as director of Southside Bank and Southside Bancshares, Inc., respectively.
(7)	William Sheehy was compensated $37,100 and $25,500 for serving as director of Southside Bank and Southside Bancshares, Inc., respectively.
(8)
Robbie N. Edmonson, the Company’s Vice Chairman of the Board, is an officer and director of Southside Bank and Southside Bancshares, Inc. and was compensated $7,000 for serving as director of Southside Bank.  Mr. Edmonson received no compensation for his service as director of Southside Bancshares, Inc.

(9)
B. G. Hartley, the Company’s Chairman of the Board and Chief Executive Officer and Sam Dawson, the Company’s President and Secretary, are not included in this table, as they are officers of Southside Bank and thus received no compensation for their service as directors of Southside Bancshares, Inc.  The compensation received by Messrs. Hartley and Dawson as officers and directors of Southside Bank are shown in the Summary Compensation Table.

COMMITTEES OF SOUTHSIDE BANK

Executive Committee and Loan/Discount Committee of Southside Bank

The Executive Committee is authorized to act on behalf of the board of directors of Southside Bank between scheduled meetings of the Board, subject to certain limitations.  The committee is comprised of Messrs. Buie, Cade, Gollob, Lovelady, Norton, Powell and Sheehy, who are directors of Southside Bank and directors of the Company, but are not officers or employees of either Southside Bank or the Company.  Also serving are Messrs. Hartley (Chairman), Edmonson and Dawson who are directors and Officers of the Company and Southside Bank and Messrs. Story and Gibson who are Officers of the Company and Southside Bank and directors of Southside Bank.  In addition, the members of the Executive Committee comprise the Loan/Discount Committee of Southside Bank.  It is the Loan/Discount Committee’s responsibility to monitor credit quality, review extensions of credit and approve selected credits in accordance with the loan policy.  The Executive Committee and the Loan/Discount Committee of Southside Bank meets weekly to discharge responsibilities of both committees at a combined meeting and met fifty-one times in 2007.

Trust Committee of Southside Bank

The Trust Committee of Southside Bank is responsible for the oversight of the operations and activities of the Trust Department.  Messrs. Buie, Edmonson, Gollob, Hartley, Norton, Powell, Sheehy and Dawson (Chairman), directors of the Company and Southside Bank, serve on this committee.  Dr. John Walker is an advisory director of Southside Bank and serves as a member of the Trust Committee.  Jeryl Story serves as a member of the Trust Committee and Lee Gibson serves as an advisory member, and both are officers of the Company and Southside Bank and directors of Southside Bank.  Doug Bolles, George Hall, Kathy Hayden and Cayla Washburn, officers of Southside Bank, also serve on this committee.  Messrs. Buie, Gollob, Norton, Powell and Walker are not officers or employees of the Company or Southside Bank.  The Trust Committee met ten times in 2007.

Compliance, Electronic Data Processing (EDP) and Community Reinvestment Act (CRA) Committee of Southside Bank

The Compliance/EDP/CRA Committee of Southside Bank is responsible for ensuring compliance with all appropriate statutes and reviews electronic data processing and community reinvestment activities.  The Compliance/EDP/CRA Committee is comprised solely of persons who are directors of the Company and Southside Bank who are not officers or employees.  Those directors are Messrs. Buie, Cade, Gollob, Lovelady (Chairman), Norton, Powell and Sheehy.  The Compliance/EDP/CRA Committee met twelve times in 2007.

Investment/Asset-Liability Committee of Southside Bank

The Investment/Asset-Liability Committee is responsible for reviewing Southside Bank’s overall asset and funding mix, asset-liability management policies, and investment policies.  The members of the Committee are Messrs. Buie, Lovelady, Norton, Powell and Sheehy who are directors of the Company and Southside Bank, and Hoyt N. Berryman, Jr. who is an advisory director of Southside Bank.  None of the foregoing individuals are officers or employees of the Company or Southside Bank.  Messrs. Dawson, Edmonson, and Hartley, who are officers and directors of the Company and Southside Bank serve with Messrs. Gibson (Chairman) and Story, officers of the Company and Southside Bank and directors of Southside Bank.  Also serving on the committee are Peter Boyd, Jane Coker, Randal Hendrix and Lonny Uzzell, officers and advisory directors of Southside Bank.  Tim Alexander, Bill Clawater, George Hall, Brian McCabe, Mike Northcutt, and Cayla Washburn, each officers of Southside Bank also serve on the committee.  The Investment/Asset-Liability Committee met eleven times in 2007.

TRANSACTIONS WITH DIRECTORS, OFFICERS AND ASSOCIATES

Certain of the executive officers and directors of the Company, Southside Bank and Fort Worth National Bank (and their associates) have been customers of Southside Bank or Fort Worth National Bank and have been granted loans in the ordinary course of business.  Southside Bank and Fort Worth National Bank are subject to Federal Reserve Regulation O, which governs loans to directors, executive officers and certain shareholders of banks and bank holding companies.  All loans or other extensions of credit made by Southside Bank and Fort Worth National Bank to executive officers and directors of the Company, Southside Bank and Fort Worth National Bank were made in the ordinary course of business on substantially the same terms, including interest rates, maturities and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collection or present other features that are unfavorable to Southside Bank or Fort Worth National Bank, as applicable.  Prior approval by a majority of the board of directors, with the interested party abstaining, must be obtained for any loan to a director or a director’s related interest(s) which, when aggregated with all loans to the director and/or to that director’s related interest(s) exceed 10% of the Bank’s capital plus unimpaired surplus.  Prior approval requirements for individual advances for the board of directors will be satisfied by annual Board approval of a line of credit for a director’s personal borrowing and similar approval of a line of credit for director-owned or controlled business borrowing.  All advances made pursuant to an approved line of credit within 12 months of the date of approval shall be treated as approved.  Loans to persons employed by Southside Bank or Fort Worth National Bank who are considered under Regulations of the Federal Reserve Board to be Executive Officers shall be subject to prior approval by the board of directors.  The Company expects similar transactions to occur in the future with its executive officers and directors as well as directors and officers of Southside Bank and Fort Worth National Bank.  In addition, Billie Boyd Hartley, the spouse of and Jane Hartley Coker, the daughter of B. G. Hartley are employed by Southside Bank and received compensation of $120,666 and $157,259, respectively, in 2007.  The board of directors reviews and discusses each potential transaction and votes to approve or disapprove the transaction.  Directors or executive officers who are interested in a particular transaction do not vote on the transaction with respect to which they are interested.  While the Company’s board of directors has not adopted a formal written policy with respect to transactions with related persons, it may elect to do so in the future.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and any persons who own more than 10% of the Company’s common stock, to file reports of initial ownership of the Company’s common stock and subsequent changes in that ownership with the SEC.  Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a).  Based solely upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons that no Form 5’s were required, the Company believes that during fiscal 2007 all Section 16(a) filing requirements were complied with.

On November 20, 2007, Director Alton Cade purchased 400 shares of the Company’s stock.  Through administrative error, Mr. Cade’s Form 4 was not timely filed.

On December 15, 2007, Director Michael Gollob gifted 200 shares.  Through administrative error, Mr. Gollob’s Form 4 was not timely.

The Company knows of no person or entity that is the beneficial owner of more than 10% of the outstanding common stock of the Company.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PwC served as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2007 and has been selected by the Audit Committee as the Company’s independent auditors for the year ending December 31, 2008.  The Company’s Audit Committee makes the appointment of the independent registered public accounting firm annually.  The decision of the Audit Committee is based on both the audit scope and estimated audit fees.  Representatives of PwC are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions of shareholders.

Independent Auditor Fees

The following table represents aggregate fees incurred for the Company for fiscal years ended December 31, 2007 and 2006, by PwC, the Company’s principal accounting firm.  All fees were pre-approved by the Audit Committee.

	YEARS ENDED
	2007	2006
Audit Fees (a)	$ 485,917	$ 412,000
Audit-Related Fees (b)	29,037	4,500
Tax Fees (c)	41,525	17,410
All Other Fees (d)	1,599	1,599
Total Fees (e)	$ 558,078	$ 435,509

(a)	Fees relating to various accounting matters.
(b)
Fees for services during 2007 related to purchase accounting, stock dividends and stock splits.  Fees for services performed during 2006 in connection with the filing of the Company’s Registration on Form S-3 for the Company’s Dividend Reinvestment Plan, as well as, fees paid in connection with Student Loan Attestation engagement for the U. S. Department of Education.

(c)	Fees primarily for tax return preparation, advice and planning during 2007 were $15,275, and the assessment of the new Texas margin tax were $26,250.
(d)	Fees for use of the PwC online research financial library.
(e)	The above fees exclude $11,025 and $26,000 in out-of-pocket reimbursed travel expenses for the years ended December 31, 2007 and 2006, respectively.

Auditor Fees Pre-approval Policy

In 2007, the Audit Committee readopted a formal policy concerning approval of audit and non-audit services to be provided by the independent registered public accounting firm to the Company, currently PwC.  The Policy requires that all services PwC may provide to the Company, including audit services and permitted audit-related and non-audit services, be pre-approved by the Committee.  The Committee pre-approved all audit and non-audit services provided by PwC during 2007.

ANNUAL REPORT TO SHAREHOLDERS

The Company’s Annual Report on Form 10-K, as integrated into the Annual Report to Shareholders for the fiscal year ended December 31, 2007, accompanies this Proxy Statement.  The Annual Report does not constitute outside solicitation materials.  Additional copies of Form 10-K are available at no expense; exhibits to Form 10-K are available for a copying expense to any shareholder by sending a written request to the Corporate Secretary of the Company, Post Office Box 8444, Tyler, Texas 75711.  The Company’s public filings with the SEC may also be obtained free at the Company’s website, www.southside.com/investor, under the topic Documents.

SHAREHOLDER PROPOSALS

SEC rules establish the eligibility requirements and the procedures that must be followed for a shareholder’s proposal to be included in the board of directors’ proxy solicitation materials.  Under those rules, any shareholder wishing to have a proposal considered for inclusion in the board of directors’ proxy solicitation materials for the 2009 Annual Meeting must set forth his or her proposal in writing and file it with the Secretary of the Company on or before November 11, 2008.  Proposals must comply with all applicable SEC rules.  The board of directors will review any proposals received by that date and will determine whether applicable requirements have been met for including the proposal in the 2009 proxy solicitation materials.

In addition, the Company’s bylaws establish advance notice procedures that must be followed for a shareholder proposal to be presented at an Annual Meeting but not included in the board of directors’ proxy solicitation materials.  Any shareholder wishing to have a proposal considered for the 2009 Annual Meeting, but who does not submit the proposal for inclusion in the board of directors’ proxy, assuming that the 2009 Annual Meeting occurs on a date that is not more than 30 days before or 60 days after the anniversary of the Annual Meeting, must submit the proposal as set forth above not earlier than November 11, 2008 and no later than December 11, 2008.

For any proposal that is not submitted for inclusion in next year’s proxy solicitation materials, but is submitted for presentation at the 2009 Annual Meeting, SEC rules permit the persons named as proxies in the proxy solicitation materials to vote proxies in its discretion if:  (1) the proposal is received before December 11, 2008 and we advise shareholders in the 2009 proxy solicitation materials about the nature of the matter and how management intends to vote on such matter, or (2) the proposal is not received before December 11, 2008.

GENERAL

The board of directors does not know of any other business, other than that set forth above, to be transacted at the Annual Meeting.  However, if any other matters requiring a vote of the shareholders properly come before the Annual Meeting, the persons designated as Proxies will vote the shares of common stock represented by the proxies in accordance with their best judgment on such matters.  If a shareholder specifies a different choice on the proxy, those shares of common stock will be voted in accordance with the specification so made.

B. G. Hartley
Chairman of the Board

Tyler, Texas
March 11, 2008

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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE▼

 A    Proposals – The Board of Directors recommends a vote FOR the listed nominees and FOR Proposals 2 and 3.
1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold

01 – Sam Dawson	☐	☐	02 – Melvin B. Lovelady	☐	☐	03 – William Sheehy	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Ratify the appointment by our Audit Committee of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2008.	☐	☐	☐	3. Approval of such other business as may come before the meeting or any adjournments thereof.	☐	☐	☐

 B    Non-Voting Items
Change of Address – Please print new address below.

 C  Authorized Signatures – This section must be completed for your vote to be counted.  - Date and Sign Below
Note: Please sign EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian, or corporate officer, please provide your FULL title.
Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
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<STOCK#>       00UKIC

‚PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.‚

Proxy – Southside Bancshares, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION.

The Annual Meeting will be held at Willow Brook Country Club
3205 West Erwin Street, Tyler, Texas, on Thursday, April 17, 2008.

Paul W. Powell, Herbert C. Buie, Joe Norton, Alton Cade, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Southside Bancshares, Inc. to be held on April 17, 2008, or at any postponement or adjournment thereof.

The shareholder will vote shares represented by this proxy. If no such directions are indicated, the Proxies will have authority to vote FOR Sam Dawson, FOR Melvin B. Lovelady and FOR William Sheehy; FOR Item 2 - Ratification of the appointment by our Audit Committee of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2008; FOR Item 3 - Transaction of other business that may properly come before the meeting or any adjournments.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

If more than one of the proxies above shall be present in person or by substitute at the meeting or any adjournment hereof, the majority of said proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given.

THIS PROXY WILL BE VOTED AS SPECIFIED ABOVE: IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE MATTERS SPECIFICALLY REFERRED TO ON THE REVERSE SIDE.

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes, or any of them, may lawfully do by virtue hereof.

(Continued and to be voted on reverse side.)